Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

Our ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preferred share dividends for the periods indicated are set forth below. For purposes of calculating the ratios set forth below, earnings represent net income (loss) from our consolidated statements of operations, as adjusted for fixed charges; fixed charges represent interest expense and preferred share dividends represent income or loss allocated to preferred shares from our consolidated statements of operations.

The following table presents our ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preferred share dividends for the nine-month period ended September 30, 2016 and for the five years ended December 31, 2015 (dollars in thousands):

	For the Nine-Month
	Period Ended		For the Years Ended December 31
	September 30, 2016		2015		2014		2013		2012		2011
Net income (loss)	$(13,131)		$63,493		$(289,975)		$(285,364)		$(168,341)		$(38,457)
Add back fixed charges:
Interest expense	70,092		113,588		85,701	#	70,892		75,317		89,649
Earnings before fixed charges and preferred share dividends	$56,961		$177,081		$(204,274)		$(214,472)		(93,024)		51,192
Fixed charges and preferred share dividends:
Interest expense	70,092		113,588		85,701		70,892		75,317		89,649
Preferred share dividends	25,850		32,830		28,993		22,616		14,660		13,649
Total fixed charges and preferred share dividends	$95,942		$146,418		$114,694	#	$93,508		$89,977		$103,298

Ratio of earnings to fixed charges	0.8	x	1.6	x	—	(1)	—	(1)	—	(1)	—	(1)
Ratio of earnings to fixed charges and preferred share dividends	0.6	x	1.2	x	—	(2)	—	(2)	—	(2)	—	(2)

(1)	The dollar amount of the deficiency for the years ended December 31, 2014, 2013, 2012 and 2011 is $290.0 million, $285.4 million, $168.3 million and $38.5 million, respectively.
(2)	The dollar amount of the deficiency for the years ended December 31, 2014, 2013, 2012 and 2011 is $319.0 million, $308.0 million, $183.0 million and $52.1 million, respectively.